Exhibit 23.3

Consent of Independent Auditors

The Board of Directors

Fly Leasing Limited:

We consent to the incorporation by reference in the registration statement on Form F-3 to be filed by Fly Leasing Limited on January 18, 2013, of our report dated December 24, 2011, with respect to the consolidated statements of financial position of The Cecil Aviation Unit Trust and its controlled entities (the “Trust”) as of June 30, 2011 and 2010, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years ended June 30, 2011 and 2010, included in the Form 6-K/A filed by Fly Leasing Limited on December 28, 2011, and to the reference to our firm under the heading “Experts” in the prospectus. Our report contains an explanatory paragraph that on October 14, 2011, Fly Leasing Limited, consummated the acquisition of the entire issued units of the Trust. The financial statements of the Trust do not reflect any adjustments to the assets and liabilities that might subsequently be necessary as a result of this transaction.

/s/KPMG

Sydney, Australia

January 18, 2013